Filed pursuant to Rule 424(b)(5)
No. 333-166551

PROSPECTUS SUPPLEMENT
(To prospectus dated May 19, 2010)

3,453,572 Shares of Common Stock
1,726,786 Warrants to Purchase up to 1,726,786 Shares of Common Stock

China Integrated Energy, Inc.

Common Stock
Warrants

We are offering to certain institutional investors, pursuant to this prospectus supplement and the accompanying base prospectus, up to an aggregate of 3,453,572 shares of our common stock, par value $0.0001 per share, together with warrants, exercisable for a six month and five trading day period commencing six months and one day following the closing date, to purchase up to an aggregate of 1,726,786 shares of common stock. Each warrant entitles the investor to purchase 0.50 shares of our common stock for every share of common stock purchased by such investor in the offering. The purchase price for each share of common stock and the related warrants is $7.00. Each warrant has an exercise price of $7.50 per share. The common stock and the warrants will be issued separately but will be purchased together in the offering. This prospectus supplement also relates to the offering of shares of common stock upon the exercise, if any, of the warrants issued in this offering.

Our common stock is listed on The NASDAQ Capital Market under the symbol “CBEH.” The last reported sale price of our common stock on January 3, 2011 was $7.47 per share. The warrants will not be listed on any national securities exchange.

INVESTING IN OUR SECURITIES INVOLVES RISKS, INCLUDING THOSE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE S-7 OF THIS PROSPECTUS SUPPLEMENT AND SET FORTH IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS.

Rodman & Renshaw, LLC acted as placement agent on this transaction. Other than the purchase of 500,000 shares of our common stock and accompanying warrants for its own account, and for the account of others, on the same terms and conditions as all other investors in this offering, the placement agent is not purchasing or selling any other securities nor is it required to arrange for the sale of any specific number or dollar amount of securities, but has agreed to use its best efforts to arrange for the sale of other securities offered by this prospectus supplement. We have agreed to pay the placement agent the placement agent fees set forth in the table below.

	Per Share	Total
Offering Price	$7.00	$24,175,004.00
Placement Agent Fees	$0.35	$1,208,750.20
Proceeds to Us, Before Expenses	$6.65	$22,966,253.80

We estimate the total expenses of this offering, excluding the placement agent’s fees, will be approximately $100,000.

We expect delivery of the common stock and warrants being sold in this offering to be made to the investors on or about January 7, 2011, against payment of immediately available funds. Because there is no minimum offering amount, the actual offering amount, placement agent fees and proceeds to us, if any, are not presently determinable and may be substantially less than the maximum amounts set forth above. Funds received by the placement agent will be deposited with an escrow agent in a non-interest bearing account until closing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Placement Agent

Rodman & Renshaw, LLC

The date of this prospectus supplement is January 5, 2011

Prospectus Supplement

Base Prospectus

You should rely only on the information contained in this prospectus supplement and the accompanying base prospectus that we have authorized to be distributed to you, or information incorporated by reference herein. We have not, and the placement agent has not, authorized anyone else to provide you with additional or different information. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date.

No action is being taken in any jurisdiction outside the United States to permit an offering of the common stock or possession or distribution of this prospectus supplement or the accompanying base prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying base prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying base prospectus applicable to that jurisdiction.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form S-3 (File No. 333-166551) that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this “shelf” registration process, we may from time to time sell any combination of securities described in the accompanying base prospectus in one or more offerings up to a total of $125 million.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock, including the price, the number of shares of common stock being offered, the risks relating to an investment in our common stock and the placement agent arrangements, and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into the prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, which gives more general information, some of which, such as the sections titled “Selling Stockholder” and “Plan of Distribution” and descriptions of unissued securities other than our common stock, do not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement and the accompanying base prospectus — the statement in the document having the later date modifies or supersedes the earlier statement. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of any Current Report on Form 8-K into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act of 1934, as amended (the “Exchange Act”), or into this prospectus supplement or the accompanying base prospectus.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into this prospectus supplement or the accompanying base prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying base prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying base prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus supplement and the accompanying base prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

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SUMMARY

The following summary may not contain all the information that may be important to you in making an investment in our securities. This prospectus supplement and accompanying base prospectus incorporate important business and financial information about us that is not included in, or delivered with, this prospectus supplement and the accompanying base prospectus. Before making an investment, you should read the entire prospectus supplement and the accompanying base prospectus carefully. You should also carefully read the risks of investing discussed under “Risk Factors” and the financial statements included in our other filings with the SEC. This information is incorporated by reference into this prospectus supplement and the accompanying base prospectus, and you can obtain it from the SEC as described below under the headings “Where You Can Find Additional Information About Us” and “Incorporation of Certain Documents by Reference.” Unless otherwise mentioned or unless the context requires otherwise, when used in this prospectus supplement, the terms “Company,” “we,” “us,” and “our” refer to China Integrated Energy, Inc. and its wholly-owned subsidiaries and consolidated entities. “China” and the “PRC” refer to the People’s Republic of China.

Our Business

We are a leading non-state-owned integrated energy company in China engaged in three business segments, the wholesale distribution of finished oil and heavy oil products, the production and sale of biodiesel and the operation of retail gas stations. Our primary business segment is the wholesale distribution of finished oil and heavy oil products. We sell primarily gasoline, diesel and heavy oil in 14 provinces and municipalities through seven sales offices located in various regions of China. We also use four oil storage depots located in Shaanxi Province. Of the four oil storage depots, we own one, lease one and have the rights to use two of the depots through oil storage service agreements with the state-owned entities that own such depots. We also have access to a 2.65-kilometer railway line at our oil storage depot located in Tongchuan City, Shaanxi Province, which connects to the main railway. We are one of only four non-state-owned distributors in Shaanxi Province that are licensed to sell both finished oil and heavy oil products, and are a leading non-state-owned distributor in Shaanxi Province distributing all grades of gasoline, diesel and heavy oil. We currently enjoy convenient railway freight access enabling us to reach Sichuan, Guizhou and Yunnan Provinces. As a high volume distributor, we experience high inventory turnover with minimum inventory exposure, and have therefore been able to maintain a stable margin in our distribution business despite the volatility of global oil prices. We plan to grow our wholesale distribution of finished oil and heavy oil business by increasing our coverage area and further penetrating our existing customers and territories.

We operate a 100,000-ton biodiesel production plant located in Tongchuan City, Shaanxi Province and, in October 2010, we entered into a purchase agreement to acquire Chongqing Tianrun Energy Development Co., Ltd., a 50,000-ton biodiesel plant. The Chongqing biodiesel facility uses first generation biodiesel production technology, similar to the production process used in our current 100,000-ton production plant. Our expertise in biodiesel production and established distribution network should allow the Chongqing biodiesel facility to achieve gross margins of approximately 30%. We are paying approximately $16.5 million in cash from cash on hand for the Chongqing biodiesel facility. The Chongqing biodiesel facility is subject to a 15% corporate income tax rate. As of the date of this prospectus, the completion of the transfer of title to the assets of the Chongqing biodiesel facility is pending. However, in November 2010, we commenced operations at the Chongqing biodiesel facility. We are also constructing a 50,000-ton biodiesel production plant adjacent to the existing 100,000-ton plant in Tongchuan City, Shaanxi Province, and expect to commence testing in January 2011. We intend to deploy advanced second-generation production technology as a critical component of the new facility and estimate that we will be able to reduce production costs at the facility by approximately 20%. Following the transfer of title to the assets of the Chongqing biodiesel facility and commencing testing and ramp-up of production at the new second-generation facility assuming we promptly receive delivery of the equipment for such facility, we expect to double our biodiesel production capacity from 100,000 tons to 200,000 tons by January 2011.

We believe that we are one of the largest biodiesel producers in China measured by production capacity as of the end of 2009, and the only non-state-owned integrated biodiesel producer with a distribution license. We leverage our wholesale distribution channels to sell our biodiesel to our existing customers and to acquire new customers. We have been awarded four patents relating to the use of multiple feedstock interchangeably in biodiesel production. Our biodiesel feedstock includes non-edible seed oil, waste cooking oil and vegetable oil residue, most of which have limited alternative uses. Therefore, our biodiesel production is environmentally friendly and does not require valuable farmland to grow its feedstock. In addition to the feedstock used in our existing first-generation facility, the new second-generation facility will be able to utilize a diverse supply of raw materials, such as crop straw (including wheat straw, corn straw, cotton straw and weed), agricultural biomass waste (including tree branches and tree leaves), as well as other organic waste. This feedstock flexibility affords us better input cost controls. The second-generation biodiesel that will be produced at our new facility is expected to meet Europe IV fuel standards and can be mixed with both diesel and first-generation biodiesel at any ratio. Furthermore, the second-generation production technology is expected to allow us to recycle bio-residual and water used in the production process, meeting our environmental goals while delivering further cost reductions. Our biodiesel can be blended with regular petro-diesel and used by existing diesel engines with no change in engine performance. As a result of the government’s support of bioenergy initiatives, we currently enjoy various tax incentives.

We also operate thirteen retail gas stations located in Xi’an City and other areas in Shaanxi Province, ten of which we operate pursuant to long-term leases and three of which we acquired pursuant to land use rights and gas station operating rights. The average annual sales volume of each gas station is approximately 8,000 tons, equivalent to approximately 2.7 million gallons. In October 2010, we entered into a purchase agreement to acquire a retail gas station located in Shenmu County, Yulin City, Shaanxi Province, China (the “Shenmu gas station”). We are acquiring land use rights and gas station operating rights, and all of the assets of the Shenmu gas station for a total cash payment of approximately $9.2 million. The gas station distributes both gasoline and diesel, which may include blended biodiesel in the future. During the twelve months ended September 30, 2010, the Shenmu gas station sold approximately 8,000 tons, or 2.7 million gallons, of fuel and generated revenues of approximately $8.2 million. For fiscal year 2011, we estimate the Shenmu gas station will sell approximately 12,000 tons, or 4.1 million gallons, of fuel and generate approximately $12.3 million in revenues. The Shenmu gas station is located at a junction with access to both the Baotou-Maoming Expressway and the Yulin-Shenmu Highway and has 2.1 acres of property sufficient to add other services, such as a retail convenience store, in the future. With our distribution license and stable finished oil supply, we generate more stable and higher margins from our retail gas stations than from our wholesale distribution of finished oil and heavy oil business, since we sell directly to retail end customers. We plan to continue to expand our portfolio of retail gas stations through leasing or acquisitions. We are continuously looking for high-traffic locations within and outside of Xi’an City to add to our retail gas station portfolio.

Properties

We entered into a lease agreement with Northwest Fire Resistant Materials Factory in April 2006, which was amended in July 2008, whereby we were granted the right to use a piece of land located in Tongchuan City, Shaanxi Province for building our biodiesel production facility. We pay an annual rent of RMB 700,000 which is paid in four installments each year during the term of the lease agreement. This agreement has a term of eight years ending in June 2016.

We also entered into a lease with Northwest Fire Resistant Materials Factory in January 2010, whereby we were granted the right to use another piece of land located in Tongchuan City, Shaanxi Province to build an additional 50,000-ton biodiesel production facility. The lease has a term of 15 years, ending in January 2025. We pay an annual rent of RMB 800,000, the first 3 years of which have been paid in a lump-sum (i.e., RMB 2,400,000). The rent shall continue to be paid on an annual basis for the remaining term of the lease.

The following table summarizes, by business segment, the location of real properties leased and owned by us.

Business Segment	Use of Property	Address	Lease Term
Production and Sale of Biodiesel	Biodiesel production facility	Space within the Northwest Fire-resistant Materials Factory, Tongchuan City, Shaanxi Province, China	2006 – 2016
Production and Sale of Biodiesel	Biodiesel production facility	Space within the Northwest Fire-resistant Materials Factory, Tongchuan City, Shaanxi Province, China	2010 – 2025
Production and Sale of Biodiesel	Biodiesel production facility	Shita Village, Splendor Base, Longqiao County, Fuling District, Chongqing Municipal, China	Owned*
Operation of Retail Gas Stations	Xinyuan Gas Station	Xinhua Village, Disai Town, Baqiao District, Xi’an, Shaanxi Province, China	Owned
Operation of Retail Gas Stations	Lantian Gas Station	Xihou Village, Hongqing Community, Baqiao District, Xi’an, Shaanxi Province, China	2009 – 2038
Operation of Retail Gas Stations	Fangwei Road Gas Station	Fangwei Road, Xi’an, Shaanxi Province, China	2009 – 2039
Operation of Retail Gas Stations	Northern Gas Station in Yang County Service Stations	Yang County Service Stations, Xihan Expressway, Shaanxi Province, China	2008 – 2023
Operation of Retail Gas Stations	Southern Gas Station in Yang County Service Stations	Yang County Service Stations, Xihan Expressway, Shaanxi Province, China	2008 – 2023
Operation of Retail Gas Stations	Northern Gas Station in Cheng County Service Stations	Cheng County Service Stations, Xiyu Expressway, Shaanxi Province, China	2008 – 2023
Operation of Retail Gas Stations	Southern Gas Station in Cheng County Service Stations	Cheng County Service Stations, Xihan Expressway, Shaanxi Province, China	2008 – 2023
Operation of Retail Gas Stations	Chan’an Lanlian Gas Station	Section Weiqubeiyuan, Chang’an South Road, Xi’an, Shaanxi Province, China	2010 – 2025
Operation of Retail Gas Stations	Andong Gas Station	Liu Village North, Baling Town, Baqiao District, Xi’an, Shaanxi Province, China	2009 – 2029
Operation of Retail Gas Stations	Jindou Gas Station	Xihu Road, Xi’an, Shaanxi Province, China	2009 – 2019
Operation of Retail Gas Stations	Huafu Gas Station	Hongguang Road, Xi’an, Shaanxi Province, China	2010 – 2020
Operation of Retail Gas Stations	Jinzheng Gas Station	Southern section of Changhong Road, Qindu District, Xianyang, Shaanxi Province, China	Owned
Operation of Retail Gas Stations	Shenmu Gas Station	Shenmu County, Yulin City, Shaanxi Province, China	Owned*

We believe our facilities are currently suitable and adequate for our current needs.

*	Completion of the transfer of title to these assets is pending.

Corporate Structure

We operate our business in the PRC through certain contractual agreements between Redsky Industrial (Xi’an) Co., Ltd. (“Redsky Industrial”) and Xi’an Baorun Industrial Development Co., Ltd. (“Xi’an Baorun Industrial”). Redsky Industrial is our indirect wholly-owned subsidiary that is a registered wholly foreign owned enterprise in the PRC. Xi’an Baorun Industrial is based in Xi’an, Shaanxi Province, PRC and owned by three Chinese citizens, including Mr. Xincheng Gao, our chairman, chief executive officer and president, who owns a 70% equity interest in Xi’an Baorun Industrial.

Our Principal Executive Offices

Our executive offices are located at Dongxin Century Square, 7th Floor, Hi-Tech Development District, Xi’an, Shaanxi Province, PRC 710043. Our telephone number is 86-29-8268-3920. Our corporate website is at www.cbeh.net.cn. Information contained on, or accessed through our website is not intended to constitute, and shall not be deemed to constitute, part of this prospectus supplement.

THE OFFERING

The Offering
Pursuant to this prospectus supplement and the accompanying prospectus, we are offering the following securities:
Common stock
Up to 3,453,572 shares of common stock, par value $0.0001 per share, at a purchase price of $7.00 for each share of common stock and the related warrants described below.
Warrants
Warrants, exercisable for a six month and five trading day period commencing six months and one day following the closing date, to purchase up to an aggregate of 1,726,786 shares of common stock, for an exercise price of $7.50 per share. Each warrant entitles the investor to purchase 0.50 shares of our common stock for every share of common stock purchased by such investor in the offering. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise, if any, of the warrants.
Common stock to be outstanding after this offering
39,503,379 shares, based on 36,049,807 shares of our common stock outstanding as of January 3, 2011 and excluding any shares of our common stock issuable upon exercise of outstanding warrants, preferred stock, options or other rights to purchase shares of our common stock, including the warrants to be issued in this offering.
Use of proceeds
We estimate that the net proceeds from this offering, after deducting placement agent fees and before offering expenses payable by us, will be approximately $22,966,253. We intend to use the net proceeds from this offering to expand our biodiesel production capacity through acquiring or constructing new facilities and working capital for wholesale distribution of finished oil and heavy oil products. We do not, however, have agreements or commitments for any specific acquisitions at this time. See “Use of Proceeds” on page S-13.

Risk Factors
See “Risk Factors” beginning on page S-7 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus, including the section entitled “Risk Factors” beginning on page 20 of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2009, on page 31 of Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and on page 33 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, for a discussion of the factors you should carefully consider before deciding to invest in our common stock.
NASDAQ Capital Market Symbol
CBEH
Transfer Agent
Corporate Stock Transfer, Inc., 3200 Cherry Creek Dr. South, Suite 430, Denver, CO 80209
Placement Agent
Rodman & Renshaw, LLC

RISK FACTORS

The following is a summary of certain risks that should be carefully considered along with the other information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. You should carefully consider the risk factors incorporated by reference to our Amendment No. 1 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the other information contained in this prospectus supplement and accompanying base prospectus, as updated by our subsequent filings under the Exchange Act. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. If any other material risks of which we are unaware later occur or become material, our business, financial condition, and operating results, and the price of and trading market for our stock, could be materially harmed. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to Our Business

Competition from large international oil and gas companies to acquire retail gas stations has lead to a significant increase in acquisition costs, which may cause us to slow our acquisition strategy for our retail gas station operating segment.

The retail gas station market in the PRC is highly fragmented with many privately owned gas stations. To date, our operating leases for, and acquisitions of, retail gas stations have primarily been with or from private owners. Over the past two years, large international players, such as Exxon Mobil and Shell, have penetrated this market through partnerships with state-owned entities or others. As a result, competition for small privately-owned gas stations has become intense and lease payments and purchase prices to acquire retail gas stations have significantly increased. Companies such as Exxon Mobil and Shell have greater financial and other resources than we do, and we may be unable to successfully finance such acquisitions at potentially higher prices or otherwise. Our growth strategy with respect to our retail gas station business depends on our ability to continue to acquire, through leases and otherwise, gas stations. If the acquisition costs for retail gas stations continue to rise, we may be unable to compete against larger international companies. Any significant slow-down in our strategy to grow our retail gas station segment through acquisitions would have a material adverse effect on revenue growth for this segment.

Continued delays in the delivery of production equipment purchased for our newly constructed biodiesel facility may prevent us from commencing operations at the facility prior to the end of January 2011.

In March 2010, we entered into agreements with two Japanese companies for the purchase of production equipment to be used in our new biodiesel facility. We expected delivery of the equipment in the third quarter of 2010, but due to several delays in customs we have not yet received the equipment. We suspect that current political tension between Japan and the PRC may be a factor contributing to the continued delay in the release of the equipment from customs. We expect delivery of the last shipment of the equipment in January 2011. Until we receive the equipment, we will be unable to commence operations at the new facility.

The failure of the former owner of the Shenmu gas station, our newly acquired gas station, to transfer the gas station operating permits to us may materially affect our ability to operate the Shenmu gas station.

Under PRC law, we are required to obtain various permits to operate retail gas stations. As of the date of this prospectus supplement, we have obtained all of the necessary permits for the operation of 12 of our 13 gas stations. The operating permits for the Shenmu gas station are in the process of being transferred to us, but remain subject to the approval of relevant regulatory authorities. While the purchase agreement requires the former owner of the Shenmu gas station to transfer its operating permits to us, we cannot guarantee that such permits will be transferred in a timely manner. If the former owner of the Shenmu gas station fails to finalize the transfer any of the necessary operating permits, we may not be able to operate the Shenmu gas station and may be subject to penalties such as fines or suspension of business.

The failure of the former owner of the Shenmu gas station to transfer to us the land use rights to the land on which the gas station is located may materially affect our ability to operate the gas station.

According to the purchase agreement to acquire the Shenmu gas station, the former owner is obligated to transfer to us the land use rights to two parcels of land on which the Shenmnu gas station is located. As of the date of this prospectus supplement, the transfer of the land use rights certificates is in process, but remains subject to the approval of relevant regulatory authorities. We cannot guarantee that such land use rights will be transferred to us in a timely manner. If the land use rights certificates are not transferred to us, our right to use the land could be challenged. If any such challenge is successful, it could impair our ability to continue to operate and develop the Shenmu gas station. Furthermore, we could be subject to the risk of potential disputes in connection with the land use rights. Such disputes, whether resolved in our favor or not, may divert management attention, harm our reputation or otherwise disrupt our business.

The failure of Chongqing Tianrun Energy Development Co., Ltd. (“Tianrun”) to obtain the consent to use certain biodiesel production technology from the owner may materially affect Tianrun’s operations.

Xi’an Baorun Industrial entered into an equity transfer agreement to acquire Tianrun, a biodiesel producer in Chongqing, on October 22, 2010. Tianrun has advised us that it is using certain biodiesel production technology without proper authorization from the owner of the technology. Although Tianrun is actively seeking such authorization from the owner, it is possible that the owner may decline Tianrun’s request. If authorization is ultimately withheld, Tianrun may be required to cease using the technology and compensate the owner for damages. Although according to the equity transfer agreement, Tianrun’s current shareholder has undertaken to indemnify us for any losses incurred as a result of Tianrun’s non-compliance, we cannot assure you that such indemnification would be sufficient to cover Tianrun’s losses, or that Tianrun’s operations will not be materially affected due to the lack of the biodiesel technology.

The failure of Xi’an Baorun Industrial to repay debt pursuant to the loan agreement it entered into with Communications Bank Holdings Co., Ltd., Shaanxi Branch (the “Communications Bank”) may cause Xi’an Baorun Industrial to lose certain of its important assets which have been pledged.

On October 28, 2010, Xi’an Baorun Industrial entered into a loan agreement with Communications Bank, whereby Communications Bank provided a working capital loan to Xi’an Baorun Industrial in the amount of RMB40,000,000, approximately US$6,000,000, which loan matures on October 28, 2011. The loan is guaranteed by two guarantee corporations pursuant to separate guarantee agreements entered into between the guarantee corporations and Communications Bank. In connection with the loan, Xi’an Baorun Industrial pledged 4,000 tons of gasoline and its biodiesel production line located in Xiaobeibao, Tongchuan to the two guarantee corporations pursuant to two separate pledge agreements. According to the pledge agreements, if Xi’an Baorun Industrial cannot repay the RMB40,000,000 loan to Communications Bank by October 28, 2011 (which event would require the two guarantee corporations to repay the loan for Xi’an Baorun Industrial), the two guarantee corporations are entitled to exercise the pledges by selling the pledged assets to compensate for Xi’an Baorun Industrial’s non-repayment. As the biodiesel production line and the gasoline inventory are important assets to our business, the loss of them could be disruptive to our business. Further, if the proceeds from the asset sale are still insufficient to make up for its non-repayment, Xi’an Baorun Industrial must make up for the difference or else it may be forced into bankruptcy.

Risks Related to this Offering

There is no minimum aggregate offering amount required as a condition to the closing of this offering and the actual amount of net proceeds we receive may be lower than we anticipate, which may have a material adverse effect on our business.

There is no minimum aggregate offering amount required as a condition to the closing of this offering. Accordingly, the actual amount of securities we sell may be less, and perhaps substantially less, than the maximum amount set forth on the cover page of this prospectus supplement. Likewise, the actual amount of net proceeds we receive may be substantially less than the amount set forth in this prospectus supplement under the caption “Use of Proceeds,” which is based upon an assumption that we sell the maximum amount of securities offered hereby. Any substantial shortfall in the amount of securities we sell in this offering compared to the maximum amount offered hereby could have a material adverse effect on our financial condition and liquidity.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Although we plan to use all of the net proceeds from this offering to expand biodiesel production, lease or acquire retail gas stations and support the growth of our business, our management still has broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

You will experience immediate dilution in the book value per share of the common stock you purchase.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on an offering price of $7.00 per share and the net tangible book value of the common stock of $5.98 per share as of September 30, 2010, if you purchase shares of common stock in this offering, you will suffer dilution of $1.02 per share in the net tangible book value of the common stock.

A large number of shares may be sold in the market following this offering, which may depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

After the completion of this offering, one stockholder will continue to own a large percentage of our outstanding stock and could significantly influence the outcome of our corporate matters.

Mr. Xincheng Gao, our chairman, chief executive officer and president, through Redsky Group, which he controls, currently beneficially owns approximately 60.9% of our issued and outstanding common stock. Upon the completion of this offering, his ownership interest will decrease to approximately 55.5%. As a result, he will continue to maintain control over substantially all corporate actions and decisions that require stockholder approval, including the election of directors and approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not generally restricted from issuing additional common stock, or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional common stock or preferred stock or securities convertible into, exchangeable for, or that represent the right to receive, common stock, or the exercise of such securities, could be substantially dilutive to holders of our common stock. The market price of our common stock could decline as a result of this offering, sales of our common stock made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of future offerings. Thus, our stockholders bear the risk of future offerings reducing the market price of our common stock and diluting their shareholdings in us.

We do not anticipate paying cash dividends on our common stock and investors in this offering may never obtain a return on their investment.

You should not rely on an investment in our common stock to provide dividend income, as we have not paid any cash dividends on our common stock to date, and do not plan to pay any cash dividends in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any return on their investment.

Our common stock may be affected by limited trading volume and may fluctuate significantly.

Our common stock is traded on the NASDAQ Capital Market. Although an active trading market has developed for our common stock, there can be no assurance that an active trading market for our common stock will be sustained. Failure to maintain an active trading market for our common stock may adversely affect our shareholders’ ability to sell our common stock in short time periods, or at all. Our common stock has experienced, and may experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock.

The price of our common stock may be volatile or may decline, which may make it difficult for investors to resell shares of our common stock at prices they find attractive.

The trading price of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. In addition, the stock market is subject to fluctuations in the share prices and trading volumes that affect the market prices of the shares of many companies. These broad market fluctuations could adversely affect the market price of our common stock. Among the factors that could affect our stock price are:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition, and, in particular, further deterioration of asset quality;
•	changes in revenue or earnings estimates or publication of research reports and recommendations by financial analysts;
•	failure to meet analysts’ revenue or earnings estimates;
•	speculation in the press or investment community;
•	strategic actions by us or our competitors, such as acquisitions or restructurings;
•	actions by institutional shareholders;
•	fluctuations in the stock price and operating results of our competitors;
•	general market conditions and, in particular, developments related to market conditions for the financial services industry;
•	proposed or adopted regulatory changes or developments;
•	anticipated or pending investigations, proceedings or litigation that involve or affect us; or
•	domestic and international economic factors unrelated to our performance.

The stock market has experienced significant volatility recently. As a result, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate more than usual and cause significant price variations to occur. The trading price of the shares of our common stock and the value of our other securities will depend on many factors, which may change from time to time, including, without limitation, our financial condition, performance, creditworthiness and prospects, future sales of our equity or equity related securities, and other factors identified below in “Forward-Looking Statements.”

Accordingly, the shares of our common stock that an investor purchases, whether in this offering or in the secondary market, may trade at a price lower than that at which they were purchased, and, similarly, the value of our other securities may decline. Current levels of market volatility are unprecedented. The capital and credit markets have been experiencing volatility and disruption for more than a year. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength.

A significant decline in our stock price could result in substantial losses for individual shareholders and could lead to costly and disruptive securities litigation.

There is no public market for the warrants.

There is no established public trading market for the warrants being offered in this offering and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any securities exchange or automated quotation system. Without an active market, investors in this offering may be unable to readily sell the warrants.

The exercise price of the warrants exceeds the market price of our common stock.

Each warrant will have an exercise price of $7.50 per share of our common stock, which exceeds the current market price of one share of our common stock. If the market price of our common stock does not exceed the exercise price of the warrants during the period in which the warrants are exercisable, the warrants may not have any value.

The warrants may be dilutive to holders of our common stock.

The ownership interest of the existing holders of our common stock will be diluted to the extent the warrants are exercised. The shares of our common stock underlying the warrants represented approximately 4.4% of our common stock outstanding as of January 3, 2011 (assuming that the total shares of common stock outstanding includes the 3,453,572 shares of common stock offered pursuant to this prospectus supplement and the 1,726,786 shares of common stock issuable upon exercise of the warrants).

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include those that express plans, anticipation, intent, contingencies, goals, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Any forward-looking statements are qualified in their entirety by reference to the risk factors described herein and those incorporated by reference in this prospectus supplement and the accompanying base prospectus or in any document incorporated by reference into this prospectus.

You should read this prospectus supplement and the accompanying base prospectus and the documents that we have incorporated by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. You should assume that the information appearing in this prospectus supplement and the accompanying base prospectus and any document incorporated herein or therein by reference is accurate as of its date only. Because the risk factors referred to above and in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Amendment No. 1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus supplement and the accompanying base prospectus supplement and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $22.9 million after deducting the placement agent fees and estimated offering expenses.

We intend to use the net proceeds from this offering for the expansion of biodiesel production through acquiring or constructing new facilities and working capital for wholesale distribution of finished oil and heavy oil products, subject to our application for, and the receipt of, applicable registrations and approvals under PRC laws and regulations. We do not, however, have any specific agreements or commitments to use the proceeds from this offering for any specific acquisitions at this time.

The amount and timing of our actual expenditures will depend on numerous factors, including our ability to identify acquisition candidates and to complete these transactions on satisfactory terms, and the amount of cash generated or used by our operations. We may find it necessary or advisable to use portions of the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Additionally, we may choose to expand our current business through acquisitions of other complementary businesses, products or technologies, using cash or shares of our common stock. Pending these uses, the proceeds will be invested in short-term bank deposits.

On October 18, 2010, we entered into an agreement to acquire the Chongqing biodiesel facility for total cash consideration of approximately $16.5 million. We paid 60% of the total purchase price, or approximately $9.9 million, when we executed the agreement. We will pay 30% of the total purchase price, or approximately $5.0 million, upon the transfer to us of title to the assets of the Chongqing biodiesel facility. The remaining 10%, or approximately $1.6 million, will be paid within 30 days after the transfer of title. The proceeds from this offering are not being used for the payment of the remaining purchase price for the acquisition of the Chongqing biodiesel facility.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is quoted on The NASDAQ Capital Market (“NASDAQ”) under the symbol “CBEH.” Before June 26, 2009, our common stock was traded in the over-the-counter market and quoted through the Over-The-Counter Bulletin Board (“OTCBB”) under the same symbol. The following table sets forth the high and low bid prices for our common stock prior to June 26, 2009 as reported by the OTCBB, and the high and low sale prices for our common stock for subsequent periods, as reported by NASDAQ. The OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	High	Low
	(US$)
Fiscal Year Ended December 31, 2008
First Quarter	5.50	4.10
Second Quarter	9.00	4.50
Third Quarter	9.00	5.50
Fourth Quarter	5.50	3.40
Fiscal Year Ended December 31, 2009
First Quarter	4.50	2.75
Second Quarter	6.00	3.50
Third Quarter	8.19	4.80
Fourth Quarter	8.05	5.75
Fiscal Year Ended December 31, 2010
First Quarter	10.28	6.78
Second Quarter	12.12	7.60
Third Quarter	9.52	6.07
Fourth Quarter	9.93	6.45

Dividend Policy

We have never paid any dividends and we plan to retain earnings, if any, for use in the development of our business.

Under current PRC regulations, wholly foreign-owned enterprises and Sino-foreign equity joint ventures in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, these foreign-invested enterprises are required to set aside certain amounts of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2010 on an actual basis and on an as adjusted basis to give effect to the sale by us of 3,453,572 shares of our common stock in this offering after deducting placement agent fees and estimated offering expenses payable by us. You should read this table in conjunction with our consolidated financial statements and the related notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included in or incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	As of September 30, 2010
	Actual	As Adjusted
	(unaudited)
Cash and Cash Equivalents	$79,653,492	$102,519,905
Total Current Liabilities	$18,491,779	$18,491,779
Stockholders’ Equity
Preferred Stock, $0.001 par value; authorized shares 10,000,000; issued and outstanding 2,594,753 as of September 30, 2010	2,594	2,594
Common Stock, $0.0001 par value; authorized 79,000,000; issued and outstanding 33,830,091 as of September 30, 2010; 37,283,663 issued and outstanding, as adjusted	3,382	3,727
Additional Paid in Capital	79,240,858	102,106,926
Statutory Reserve	4,920,114	4,920,114
Accumulated other comprehensive income	8,264,637	8,264,637
Retained Earnings	105,575,221	105,575,221
Total Stockholders’ Equity	$198,006,806	$220,873,219
Total Capitalization	$216,498,585	$239,364,998

DESCRIPTION OF SECURITIES

We are offering to certain institutional investors, pursuant to this prospectus supplement and the accompanying prospectus, up to an aggregate of 3,453,572 shares of our common stock, together with the warrants. The purchase price for each share of common stock and the related warrants is $7.00. Each warrant has an exercise price of $7.50 per share. The common stock and the warrants will be issued separately but will be purchased together in the offering. This prospectus supplement also relates to the offering of shares of common stock upon the exercise, if any, of the warrants issued in this offering.

Common Stock

The material terms and provisions of our common stock are described in the section entitled “Description of the Securities We May Offer” in the accompanying prospectus. The shares of common stock issued in this offering will be, when issued and paid for in accordance with the securities purchase agreement, duly and validly authorized, issued and fully paid and non-assessable.

Warrants

The material terms and provisions of the warrants being offered pursuant to this prospectus supplement and the accompanying prospectus are summarized below. This summary is subject to, and qualified in its entirety by, the form of warrant, which will be provided to the investors in this offering and will be filed as an exhibit to a Current Report on Form 8-K that we will file with the SEC in connection with the consummation of this offering.

The warrants to be issued in this offering represent the right to purchase up to an aggregate of 1,726,786 shares of our common stock. Each warrant entitles the investor to purchase 0.50 shares of our common stock for every share of common stock purchased by such investor in the offering. The warrants are exercisable at the option of the holder for a six month and five trading day period commencing six months and one day following the closing date of this offering. Each warrant has an exercise price of $7.50 per share.

The exercise price of the warrants will be subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. The holder will not have the right to exercise any portion of a warrant if the holder, together with its affiliates, would, subject to limited exceptions, beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after the exercise. The holder may elect to decrease or increase this beneficial ownership limitation up to 9.99% upon 61 days’ prior written notice to us.

The warrant holders must surrender payment in cash of the exercise price of the shares being acquired upon exercise of the warrants. If, however, we are unable to offer and sell the shares underlying the warrants pursuant to this prospectus supplement due to the ineffectiveness of the registration statement of which this prospectus supplement is a part, then the warrants may be exercised on a “net” or “cashless” basis.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement, dated January 3, 2011, with Rodman & Renshaw, LLC. Subject to the terms and conditions contained in the placement agency agreement, the placement agent has agreed to act as exclusive placement agent in connection with the sale of up to an aggregate of 3,453,572 shares of our common stock and warrants to purchase up to an aggregate of 1,726,786 shares of our common stock in this offering. Other than the purchase of 500,000 shares of our common stock and accompanying warrants for its own account, and for the account of others, on the same terms and conditions as all other investors in this offering, the placement agent is not purchasing or selling any other securities offered by this prospectus supplement and the accompanying prospectus, nor is the placement agent required to arrange for the purchase or sale of any other specific number or dollar amount of securities, but has agreed to use its best efforts to arrange for the sale of all other securities being offered in this offering. We will enter into a securities purchase agreement directly with investors, including Rodman & Renshaw, LLC, in connection with this offering.

We currently anticipate that the closing of this offering will take place on or about January 7, 2011. On the closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price of the shares of common stock and related warrants sold;
•	we will irrevocably instruct the transfer agent to deliver the shares of common stock, and we will deliver the warrants, to the investors; and
•	the placement agent will receive the placement agent fees in accordance with the terms of the placement agency agreement.

We have agreed to pay the placement agent an aggregate fee equal to five percent (5%) of the gross proceeds from the sale of the shares of common stock and related warrants in this offering.

Under no circumstances will the fee, commission or discount received by the placement agent or any other FINRA member or independent broker-dealer exceed eight percent (8%) of the gross proceeds to us in this offering or any other offering in the United States pursuant to the accompanying prospectus.

The estimated offering expenses payable by us, in addition to the aggregate fees and expenses of approximately $1,208,750 due to the placement agent, are approximately $100,000.

The following table shows the per share and total commissions we will pay to the placement agent in connection with the sale of the shares of common stock and related warrants offered pursuant to this prospectus supplement and the accompanying prospectus, assuming the purchase of all of the shares of common stock and related warrants offered hereby and excluding proceeds that we may receive upon exercise of the warrants:

Per share placement agent fee	$0.35
Maximum offering total	$1,208,750.20

We have agreed to indemnify the placement agent and certain other persons against certain liabilities relating to or arising out of the placement agent’s activities under the placement agency agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The securities owned by Rodman & Renshaw, LLC may be offered and sold by Rodman from time to time as market conditions permit, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These securities may be sold pursuant to this prospectus by one or more of the following methods, without limitation:

•	a block trade;
•	ordinary brokerage transactions and transactions in which Rodman & Renshaw, LLC solicits purchasers;
•	agreements with third parties to purchase securities entered into on the date of this offering; and
•	negotiated transactions between Rodman & Renshaw, LLC and purchasers.

When making sales of its securities, Rodman & Renshaw, LLC may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from Rodman & Renshaw, LLC in amounts to be negotiated. Each such broker-dealer or agent may be deemed an underwriter within the meaning of Section 2(a)(11) of the Securities Act. If the securities are sold through broker-dealers, Rodman & Renshaw, LLC will be responsible for applicable discounts or commissions. Rodman & Renshaw, LLC also will pay any other expenses associated with the sale of our securities it acquires pursuant to the securities purchase agreement. There is no current arrangement between Rodman & Renshaw, LLC and any other broker or dealer or any other person with respect to the resale by Rodman & Renshaw, LLC of any of the securities purchased directly by Rodman & Renshaw, LLC.

Rodman & Renshaw, LLC may be deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of our securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

As underwriters, Rodman & Renshaw, LLC and any broker-dealer or agent acting on its behalf would be subject to liability under the federal securities laws and would be required to comply with the requirements of the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and, to the extent applicable, Regulation M under the Exchange Act. These rules and regulations may limit the timing of sales of our securities by Rodman & Renshaw, LLC or any broker-dealer or agent. Under these rules and regulations, Rodman & Renshaw, LLC and any broker-dealer or agent acting on its behalf:

•	may not engage in any stabilization activity in connection with our securities;
•	must furnish each broker which offers securities covered by this prospectus with the number of copies of this prospectus and any prospectus supplement that are required by each broker; and
•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

The transfer agent for our common stock is Corporate Stock Transfer, Inc.

Our common stock is traded on the NASDAQ Capital Market under the symbol “CBEH.” The warrants are not expected to be eligible for trading on any market.

The purchase price per share of common stock and the exercise price for the warrants were determined based on negotiations with the investors and discussions with the placement agent.

The placement agency agreement and the securities purchase agreement will be included as exhibits to our Current Report on Form 8-K that we will file with the SEC in connection with the consummation of this offering.

LEGAL MATTERS

Certain legal matters governed by the laws of the State of New York and the State of Delaware with respect to the validity of the offered securities will be passed upon for us by Loeb & Loeb LLP, New York, New York. Weinstein Smith LLP is acting as counsel for the placement agent in this offering.

EXPERTS

The consolidated balance sheets of China Integrated Energy, Inc. and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the years then ended are incorporated in this prospectus supplement by reference to the Company’s Annual Report on Form 10-K, which have been audited by Sherb & Co., LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus supplement and the accompanying base prospectus. This prospectus supplement and the accompanying base prospectus do not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus supplement and the accompanying base prospectus are delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement and the accompanying base prospectus but not delivered with the prospectus supplement and the accompanying base prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o China Integrated Energy, Inc., at the Company’s office located at Dongxin Century Square, 7th Floor, Hi-Tech Development District, Xi’an, Shaanxi Province, PRC 710043. The Company’s telephone number is 86-29-8268-3920.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.cbeh.net.cn as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room
100 F Street N.E.
Washington, DC 20549

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus supplement:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009;
•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, as amended, June 30, 2010 and September 30, 2010;
•	Current Reports on Form 8-K, filed on January 28, 2010, February 2, 2010, July 29, 2010, November 2, 2010, November 23, 2010, December 17, 2010, December 23, 2010 and December 29, 2010; and
•	The description of our Common Stock set forth in our Registration Statement on Form 8-A (Registration No. 001-34390) filed with the SEC on June 24, 2009, including any amendments thereto or reports filed for the purpose of updating such description.

All documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the filing of this prospectus supplement (other than current reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K), prior to the termination of this offering, shall be deemed to be incorporated by reference herein and to be part of this prospectus supplement from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Prospectus

CHINA INTEGRATED ENERGY, INC.

$125,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

1,000,000 Shares of Common Stock Offered by the Selling Stockholder Named Herein

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock, debt securities, warrants, or units having a maximum aggregate offering price of $125,000,000. The Selling Stockholder named herein, may offer and sell up to 1,000,000 shares of our common stock owned by such Selling Stockholder under this prospectus. When we decide to sell a particular class or series of securities, we will provide specific terms of the offered securities in a prospectus supplement.

The prospectus supplement may also add, update or change information contained in or incorporated by reference into this prospectus. However, no prospectus supplement shall offer a security that is not registered and described in this prospectus at the time of its effectiveness. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference or deemed to be incorporated by reference into this prospectus, carefully before you invest.

This prospectus may not be used to offer or sell our securities unless accompanied by a prospectus supplement relating to the offered securities.

Our common stock is traded on The NASDAQ Capital Market under the symbol “CBEH.” Each prospectus supplement will contain information, where applicable, as to our listing on The NASDAQ Capital Market or any other securities exchange of the securities covered by the prospectus supplement.

These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of our securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Investing in our securities involves various risks. See “Risk Factors” on page 15 for more information on these risks. Additional risks, if any, will be described in the prospectus supplement related to a potential offering under the heading “Risk Factors”. You should review that section of the related prospectus supplement for a discussion of matters that investors in such securities should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 19, 2010

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer from time to time securities having a maximum aggregate offering price of $125,000,000 and the Selling Stockholder named herein may offer up to 1,000,000 shares of our common stock in a secondary offering of such shares simultaneously with an offering by us under this prospectus. Each time we offer securities, we will prepare and file with the SEC a prospectus supplement that describes the specific amounts, prices and terms of the securities we offer. The prospectus supplement also may add, update or change information contained in this prospectus or the documents incorporated herein by reference. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under the caption “Where You Can Find More Information.”

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. For further information about us or our securities offered hereby, you should refer to that registration statement, which you can obtain from the SEC as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have previously filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may sell securities through underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of securities. The prospectus supplement, which we will prepare and file with the SEC each time we offer securities, will set forth the names of any underwriters, agents or others involved in the sale of securities, and any applicable fee, commission or discount arrangements with them. See “Plan of Distribution.”

Unless otherwise mentioned or unless the context requires otherwise, when used in this prospectus, the terms “Company”, “we”, “us”, and “our” refer to China Integrated Energy, Inc. and its wholly-owned subsidiaries. “China” and the “PRC” refer to the People’s Republic of China.

PROSPECTUS SUMMARY

The following summary, because it is a summary, may not contain all the information that may be important to you. This prospectus incorporates important business and financial information about the Company that is not included in, or delivered with this prospectus. Before making an investment, you should read the entire prospectus carefully. You should also carefully read the risks of investing discussed under “Risk Factors” and the financial statements included in our other filings with the SEC, including in our Annual Report on Form 10-K, which we filed with the SEC on March 31, 2010. This information is incorporated by reference into this prospectus, and you can obtain it from the SEC as described below under the headings “Where You Can Find Additional Information About Us” and “Incorporation of Certain Documents by Reference.”

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: China Integrated Energy, Inc., Dongxin Century Square, 7th Floor, Hi-Tech Development District, Xi’an, Shaanxi Province, People’s Republic of China 710043. Our telephone number is +86-29-8268-3920.

The Offering

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a shelf registration process. Under this shelf registration process, we may sell any combination of:

•	common stock;
•	preferred stock;
•	debt securities, in one or more series;
•	warrants to purchase any of the securities listed above; and/or
•	units consisting of one or more of the foregoing.

in one or more offerings up to a total dollar amount of $125,000,000.

This prospectus also includes 1,000,000 shares of common stock which may be offered by Redsky Group Limited in a secondary offering of such shares simultaneously with an offering by us under this prospectus. Our chairman and chief executive officer, Mr. Xincheng Gao, is the sole director, officer and stockholder of Redsky Group Limited.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering and include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find Additional Information About Us.”

Our Company

We are a leading non-state-owned integrated energy company in China engaged in three business segments, the wholesale distribution of finished oil and heavy oil products, the production and sale of biodiesel and the operation of retail gas stations. Our primary business segment is the wholesale distribution of finished oil and heavy oil products. We sell primarily gasoline, diesel and heavy oil in 14 provinces and municipalities through seven sales offices located in various regions of China. We also use four oil storage depots located in Shaanxi Province. Of the four oil storage depots, we own one, lease one and have the rights to use two of the depots through oil storage service agreements with the state-owned entities that own such depots. We also have access to a 2.65-kilometer railway line at our oil storage depot located in Tongchuan City, Shaanxi Province, which connects to the main railway. We are one of only four non-state-owned distributors in Shaanxi Province that are licensed to sell both finished oil and heavy oil products, and are a leading non-state-owned distributor in Shaanxi Province distributing all grades of gasoline, diesel and heavy oil. We currently enjoy convenient railway freight access enabling us to reach Sichuan, Guizhou and Yunnan Provinces. We distributed 158,100 tons and 279,000 tons of finished oil and heavy oil products in 2008 and 2009, respectively. As a high volume distributor, we experience high inventory turnover with minimum inventory exposure, and have therefore been able to maintain a stable margin in our distribution business despite the volatility of global oil prices. We plan to grow our wholesale distribution of finished oil and heavy oil business by increasing our coverage area and further penetrating our existing customers and territories.

We operate a 100,000-ton biodiesel production plant located in Tongchuan City, Shaanxi Province. We believe that we are one of the largest biodiesel producers in China measured by production capacity as of the end of 2009, and the only non-state-owned integrated biodiesel producer with a distribution license. We leverage our wholesale distribution channels to sell our biodiesel to our existing customers and to acquire new customers. We have been awarded three patents relating to the use of multiple feedstock interchangeably in biodiesel production. Our biodiesel feedstock includes non-edible seed oil, waste cooking oil and vegetable oil residue, most of which have limited alternative uses. Therefore, our biodiesel production is environmentally friendly and does not require valuable farmland to grow its feedstock. Our biodiesel can be blended with regular petro-diesel and used by existing diesel engines with no change in engine performance. We plan to increase our biodiesel production capacity by 50,000 tons in the next 12 months through construction of a new facility. We anticipate to complete construction of the new facility by the third quarter of 2010. As a result of the government’s support of bioenergy initiatives, we enjoy various tax incentives.

We also operate twelve retail gas stations located in Xi’an City and other areas in Shaanxi Province, for which we have entered into long-term leases. The average annual sales volume of each gas station is approximately 8,000 tons, equivalent to 2.7 million gallons. With our distribution license and stable finished oil supply, we generate more stable and higher margins from our retail gas stations than from our wholesale distribution of finished oil and heavy oil business, since we sell directly to retail end customers. We plan to continue to expand our portfolio of retail gas stations through leasing or acquisitions. We are continuously looking for high-traffic locations within and outside of Xi’an City to add to our retail gas station portfolio.

We have experienced substantial growth in recent years. Our sales increased to $289.6 million for year ended December 31, 2009 from $216.5 million in the same period of 2008, representing an increase of 33.8%. Our net income increased to $37.9 million for the year ended December 31, 2009 from $18.7 million in the same period of 2008, representing an increase of 102.7%.

Our executive offices are located at Dongxin Century Square, 7th Floor, Hi-Tech Development District, Xi’an, Shaanxi Province, PRC 710043. Our telephone number is 86-29-8268-3920. Our corporate website is www.cbeh.net.cn. Information contained on, or accessed through our website is not intended to constitute and shall not be deemed to constitute part of this prospectus.

Our Strengths

The following competitive strengths have been the foundation of our strong performance, and we expect that they will facilitate our future growth:

Vertically integrated business model

We are a leading non-state-owned integrated energy company in China. In 2009, we distributed 279,000 tons of finished oil and heavy oil products, which made us a leading wholesale distributor of finished oil and heavy oil products in Shaanxi Province. We have significant biodiesel production capacity and are the only non-state-owned integrated biodiesel producer with a distribution license in China. We began our retail gas station operations in early 2008 and now operate twelve retail gas stations.

We believe our vertically integrated business model has the following benefits:

•	Our existing wholesale and retail distribution channels facilitate sale of our biodiesel without sacrificing margin to third-party distributors;
•	We have a stable source of supply at lower cost for the production of biodiesel, better profitability, and enhanced control of our supply chain; and
•	Blending biodiesel with petro-diesel gives us pricing flexibility and a competitive advantage to gain market share from traditional distributors.

Secured access to abundant, diversified, and low-cost raw materials for biodiesel production

We have access to a stable and diversified source of biodiesel raw materials. In addition to non-edible seed oil, we also use waste cooking oil and vegetable oil residue as raw material for biodiesel production. We were awarded three patents for biodiesel production processes that enable us to use multiple sources of raw materials interchangeably. We have submitted eight additional patent applications, of which six have passed the preliminary examination and the other two have been accepted for review. We maintain a flexible procurement model in which we adjust the relative quantities of each type of raw material we purchase, depending on their respective purchase prices, to minimize our raw material costs. In 2009, non-edible seed oil, vegetable oil residue and waste cooking oil accounted for approximately 40%, 43% and 17% of our raw material costs relating to our biodiesel production, respectively.

We are strategically located in Shaanxi Province in the northwestern region of China, where the mountainous terrain and abundant sunlight are especially suitable for planting non-edible oil plants such as Chinese prickly ash, cornel and Chinese pistache. Shaanxi Province has one of the largest areas of cultivation of Chinese prickly ash in China. The local farmers in Shaanxi have planted 3.6 million mu, equivalent to

240,000 acres, of Chinese prickly ash and other non-edible oil plants which represents enough raw materials to produce over 430,000 tons of biodiesel. We have signed raw material purchasing contracts with local agriculture associations that organize local farmers to harvest and deliver the non-edible seed oil to us. The purchasing contracts obligate most of the associations to first offer to sell the feedstock to us. The Shaanxi Provincial Government plans to permit additional forestlands to be used solely for the planting of non-edible oil plants. We currently have secured access to non-edible seed oil for production of approximately 40,000 tons of biodiesel. We believe the abundant supply of feedstock currently available, in addition to the non-edible oil plants the government plans to permit farmers to cultivate, is sufficient for our current needs and will be sufficient for our increasing demands for raw materials after we increase our production capacity as planned.

We also have secured access to vegetable oil residue and waste cooking oil for production of approximately 60,000 tons of biodiesel through annual contracts with vegetable oil factories and waste cooking oil collecting centers.

We believe our biodiesel feedstock suppliers have a strong incentive to sell their products to us at competitive prices given that:

•	There are very few alternative uses of non-edible oil seeds, vegetable oil residue and waste cooking oil;
•	We are the only non-state-owned biodiesel producer with commercial scale in northwestern China; and
•	We provide our suppliers with a legitimate means to dispose of waste cooking oil and vegetable oil residue.

Established relationships with our suppliers and customers

We have been operating in the wholesale distribution of finished oil and heavy oil business since 1999 and have established strong relationships with our suppliers and customers. We believe that we have been one of the leading non-state-owned distributors of finished oil and heavy oil in Shaanxi Province. Our largest supplier, Shaanxi Yanchang Group, is the fourth largest oil company in China with over 10 million tons of refinery capacity. We have a long-standing relationship with Shaanxi Yanchang Group, which includes establishing supply and purchasing stations with three oil refineries owned by Shaanxi Yanchang Group in Shaanxi Province.

We focus on customer satisfaction and believe that we have consistently delivered high quality products and services to our customers. We believe we have established our reputation among our customers and are able to maintain long-term relationships with our customers, as evidenced by our customer retention rate and the increasing number of new customers. The total number of customers in our wholesale distribution of finished oil and heavy oil business segment has grown from 936 in 2008 to 1,180 in 2009. Our sales volume has also increased significantly over the past three years.

We believe that both our suppliers and customers prefer to work with us for the following reasons:

•	We are an established player with a large-scale operation and stable supply;
•	We have a strong financial position and provide flexibility in payment terms; and
•	We have a professional purchase and sales team, which are responsive to suppliers’ and customers’ needs.

Early mover advantages

We were one of the first non-state-owned enterprises to engage in the wholesale distribution of finished oil and heavy oil products in Shaanxi Province. During the past 10 years, we have gradually built up our operational infrastructure, including extensive distribution channels, four oil storage depots, and convenient access to strategic railway lines. We have also obtained relevant licenses to conduct our wholesale distribution business, which has become increasingly more difficult for new entrants in our industry to obtain.

We believe that being an early mover in this industry has provided us the following advantages:

•	Sales network. We have sales offices in seven locations with 36 full-time salespersons covering 14 provinces and municipalities in China.
•	Storage capability. We currently use four oil storage depots with total capacity of 59,000 m 3. We own one of the oil storage depots, lease one oil storage depot and have the rights to use two oil storage depots through oil storage service agreements.
•	Access to railway lines. We benefit from convenient access to railway lines that we use to transport and distribute our oil products from Shaanxi Province to Yunnan Province, Guizhou Province and Sichuan Province. We believe that we are currently the only enterprise in Shaanxi Province that has such a capability.
•	Wholesale distribution license. In June 2000, we were granted a wholesale distribution license to distribute finished oil products by the State Economic and Trade Commission. We are now one of the only four non-state-owned distributors that are licensed to distribute both finished oil and heavy oil products in Shaanxi Province.

We believe that our wholesale distribution license and the operational infrastructure we have built help us to compete effectively and also form a barrier for any prospective new entrants into our industry.

Experienced management team with proven track record

We have an experienced management team led by Mr. Xincheng Gao, our chairman, chief executive officer and president. Mr. Gao has extensive experience in the research and marketing of oil products. In 1999, Mr. Gao founded Xi’an Baorun Industrial Development Co., Ltd. (Xi’an Baorun Industrial) to process and distribute finished oil and heavy oil products. Prior to founding Xi’an Baorun Industrial, Mr. Gao worked in the Oil and Chemicals Department of Shaanxi Province and Zhongtian Oil and Chemical Group, responsible for research and development and marketing. With Mr. Gao’s vision and leadership, we have grown from a traditional distributor of finished and heavy oil products to a leading non-state-owned integrated energy company. Our sales have grown from $216.5 million in 2008 to $289.6 million in 2009, while net income has grown from $28.6 million (excluding $9.8 million of non-cash share based compensation expenses) to $37.9 million over the same period.

Most of the members of our senior management team have worked together since 2005 and have an average of 10 years of experience in the oil business. We believe our management team’s in-depth market knowledge and strong track record in the oil market in China will enable us to take advantage of the anticipated growth in demand in the energy market.

Our Growth Strategies

Our key growth strategies include the following:

Continue to increase our biodiesel production capacity and improve control of the raw material supply

We plan to increase our biodiesel production capacity by 50,000 tons before the end of 2010 through construction of a new facility to supplement the demand for petro-diesel. We have begun construction to increase capacity in the fourth quarter of 2009. We anticipate $15 million in capital expenditures to accomplish this goal. We expect to benefit from the continued growth in overall energy consumption in China. We believe that we are one of the largest biodiesel producers in China based on production capacity at the end of 2009 and the only non-state-owned biodiesel producer with a distribution license. We continue to position ourselves as a leader in terms of capability, capacity and technology in this young biodiesel industry. Although we have secured abundant feedstock supply to support our current biodiesel production, we will continue to work with provincial and local agriculture administrations and environmental protection agencies for better cooperation and support for priority purchase of agricultural feedstock, waste cooking oil, and vegetable oil residue. We also will continue to work with leading universities and research institutes to develop alternative sources of feedstock to strengthen our supply chain and cost flexibility for biodiesel raw materials.

Strengthen our relationship with key suppliers for finished oil and heavy oil and diversify our supply base

Stability of supply chain is one of the critical elements of a successful wholesale distributor of finished oil and heavy oil. We have had a long-term strong working relationship with Shaanxi Yanchang Group, our largest finished oil and heavy oil products supplier. We will also continue to maintain good relationships with other oil suppliers to ensure favorable pricing terms and a stable supply of oil products. In addition, we are also focused on exploring opportunities with new suppliers with significant oil resources and better pricing in different regions to diversify our supply chain and enhance our sales margin. We have found new vendors in Shandong and Xinjian Provinces to support our customers in those regions.

Expand our wholesale and retail distribution network through both organic growth and potential acquisitions

With stable and abundant oil supply, we will continue to expand our wholesale distribution of finished oil and heavy oil products by increasing the number of our regional sales offices and sales staff in various territories to develop new markets and a wider customer base. We will also continue penetrating existing territories to develop new customers and meet increased demand from our existing customers as their businesses grow. We will continue scouting high traffic locations to expand our portfolio of retail gas stations to create additional sales and higher profitability for our overall distribution channels. We foresee industry consolidation and believe that we are well-positioned to benefit from such market trends. We are in the position to acquire distressed competitors with working capital difficulties, if and when opportunities are presented.

Continue application process to obtain oil import/export license

In 2008, we submitted an application for an oil import/export license. The approval process for this license is lengthy. We will continue working with the governmental agencies to obtain the license to broaden our business scope.

Enhance R&D efforts to improve biodiesel production technology and efficiency

We will continue investing resources and working closely with leading universities and research and development institutes that specialize in agricultural research to develop new technologies for more efficient and cost-effective biodiesel production. We will also continue to search for alternative feedstock to enhance the availability of raw materials and reduce costs of feedstock for biodiesel production.

Business Segments

Wholesale Distribution of Finished Oil and Heavy Oil Products

Oil supply

We sell on a wholesale basis a variety of oil products including gasoline, diesel, heavy oil and naphtha. Gasoline and diesel represent the majority of oil products consumed in China. Automobiles are the most important driver of gasoline consumption in China. Diesel is mainly used in vehicles and agricultural machines with diesel engines. Heavy oil is broadly used as fuel for ship boilers, heating furnaces, metallurgical furnaces and other industrial furnaces. Wholesale distribution of finished oil and heavy oil products accounted for approximately 67.6% of our total sales in 2009 and approximately 66.3% of our total sales in 2008

Based on volume, we purchased approximately 65.5% of our gasoline and diesel oil products from our top five suppliers in 2009. During 2009, based on cost, we purchased approximately 30.8% (compared to 52.0% in 2008) of our gasoline and diesel oil products from Shaanxi Yanchang Group, with whom we have had a strong relationship since establishing Xi’an Baorun Industrial, which included establishing supply and purchasing stations with three oil refineries that are owned by Shaanxi Yanchang Group in Shaanxi Province. While we depend on Shaanxi Yanchang Group for the majority of our gasoline and oil supply needs, we are actively seeking other sources of oil supply and believe that we can find alternative suppliers with comparable terms within a reasonable amount of time without any significant disruption in our operations.

Storage

We use four oil storage depots, which in the aggregate have the capacity to store approximately 59,000 m 3 of oil products. We constructed one oil storage depot located within our biodiesel production facility in Tongchuan City, Shaanxi Province, lease one oil storage depot and have the rights to use two state-owned oil storage depots through oil storage service agreements. The terms of the lease agreement and the oil storage service agreements range from two years to eight years and these agreements are renewable. Average annual rental and service expense of each oil storage depot is approximately RMB 0.7 million ($0.1 million). Two of the state-owned depots are located on railways that provide us convenient access for distributing our products. We also have access to a 2.65-kilometer railway track connecting the oil storage depots located within our biodiesel production facility to the main railway in Tongchuan City, Shaanxi Province.

Sales and Marketing

We developed a stable sales network for our products in 14 provinces, including Shaanxi, Henan, Hebei, Shandong, Shanxi, Hunan, Hubei, Jiangxi, Guizhou, Yunnan, Fujian and Xinjiang; and two municipalities, Beijing and Shanghai. We now employ 36 full-time salespersons in sales offices located in Chengdu City, Yingbuo City in Shandong Province and the cities of Yanglian, Lingtong, Shangqiao, Chengxiang, and Yongpin in Shaanxi Province. As our business expands, we intend to further expand our sales network and develop more sales channels. For our wholesale distribution of finished oil and heavy oil business segment, we plan to increase our distribution to an additional two provinces in the next 18 months, adding additional salespersons and establishing more regional sales offices. We plan to increase our sales volume through increasing our distribution footprint and further penetrating existing customers and business territories.

Customers

We currently sell our finished oil and heavy oil products to regional distributors in China that supply to retail service stations and directly to end users through our retail gas stations. We have adopted different terms for payment based upon the financial strength of the customer. For example, we have entered into agreements with PetroChina, SINOPEC, and other state-owned enterprises whereby we deliver products to agreed-upon locations and these customers agree to pay us after delivery. However, we require partial pre-payment in advance and cash on delivery from our customers that operate distributorships or own and operate private gas stations. These customers typically pay 10% to 15% of the total purchase price of the products to be delivered in advance, and when delivery takes place, they pay the remaining amounts owed. In 2008 and 2007, there was no customer that accounted for 10% or more of our sales. We did not experience any uncollectible accounts receivable or bad debt write-offs over the past three years.

For the year ended December 31, 2008 and 2009, our top five customers purchased approximately $49.3 million and $113.2 million of our products, representing approximately 22.8% and 39.1% of our sales during the period, respectively. China Petroleum and Chemical Corporation Chuanyu Trading Co., Ltd., our largest customer, accounted for approximately 26.6% of our sales in 2009.

Competition

We are one of the only four non-state-owned enterprises licensed to distribute both finished oil and heavy oil products in Shaanxi Province. Although barriers to entry in our industry are high due to stringent licensing requirements and the need for significant storage capacity for products, we face competition from companies located in other provinces and within Shaanxi Province that also engage in the wholesale distribution of finished and heavy oils. Such companies may have greater financial resources, sales resources, storage capacity and transportation capacity than we do, and may have exclusive supply and purchase arrangements with suppliers as a result of long-term relationships.

In addition to SINOPEC and PetroChina, we estimate that we have approximately ten major non-state-owned competitors in Shaanxi Province that also distribute finished oil products similar to ours, including Shaanxi Dongda Petro-Chemical Co., Ltd., Shaanxi Dayun Petrochemical Material Co., Ltd. and Baoji Huahai Industry Corp.

We believe we have the following advantages over our competitors in this market:

•	Oil wholesale distribution license. In June 2000, we were granted a wholesale distribution license to distribute finished oil products by the State Economic and Trade Commission. We are now one of the only four non-state-owned distributors that are licensed to distribute both finished oil and heavy oil products in Shaanxi Province.

•	Supply advantage. Shaanxi Yanchang Group, one of the four largest qualified crude oil and gas exploration enterprises in China, is our largest oil supplier. In Shaanxi Province, we are one of the only few entities that have established supplying and purchasing stations with Shaanxi Yanchang Group.
•	Railway access. We benefit from convenient access to a railway line in Shaanxi Province to distribute our oil products. We believe we are currently the only enterprise in Shaanxi Province that has railway access to distribute oil products directly to Yunnan, Guizhou and Sichuan Provinces.
•	Storage capability. We have an aggregate oil depot storage capacity of 59,000 m 3. Aside from the need for strong funding support, new entrants to this industry must also have significant storage capacity to be able to compete, which is a barrier to entry for new competitors.

Production and Sale of Biodiesel

Production

In 2006, we built a 10,000 square meter biodiesel production facility with annual design capacity of 100,000 tons. We commenced production at this facility in October 2007. The production of biodiesel is achieved through the effective performance of all equipment necessary for production. Initial production in 2008 required adjustments to equipment and a full debugging process. Our achievable utilization rate, after taking into account required periodic maintenance, is 90%. We plan to increase production capacity by 50,000 tons through construction of a new facility in the next 12 months. We anticipate to complete construction of the new biodiesel production facility by the third quarter of 2010.

Raw Material Supply

We have access to a range of biodiesel raw materials. Besides non-edible seed oil, we can also use waste cooking oil and vegetable oil residue as raw material for biodiesel production. We have signed raw material purchasing contracts with local associations such as Tongchuan City Chinese Prickly Ash Association, the Forestry Bureau of Yongshou County, the Forest and Fruits Production Managing Station of Danfeng County, the Forestry Bureau of Ningqiang County and the Forestry Bureau of Liuba County, some of which are governmental entities. These associations organize local farmers to plant and harvest oil plants. The purchasing contracts obligate most of the associations to first offer to sell the feedstock to us. If the supply of feedstock is greater than our demand, they can then sell any remaining feedstock to other companies.

Shaanxi Province is one of the largest cultivators of Chinese prickly ash, an oil plant, in China. Together, the local farmers in Shaanxi Province have planted approximately 2,560,000 mu (equivalent to 173,000 acres) of Chinese prickly ash, 850,000 mu (equivalent to 57,000 acres) of cornel and 150,000 mu (equivalent to 10,000 acres) of Chinese pistache. Even though we could satisfy all of our current feedstock demands solely with Chinese prickly ash, we diversify our feedstock supply with other oil plants, waste cooking oil and vegetable oil residue, because the costs of these raw materials are lower than Chinese prickly ash. There is also significant acreage of wild oil plants that grow throughout Shaanxi Province. However, because the feedstock available from the local associations currently satisfies our supply demands, we do not rely on any supplies of wild oil plants for our production needs. We believe that the abundant supply of feedstock currently available in Shaanxi Province is sufficient for our current needs and will be sufficient for our expanded demands for raw material once we expand our biodiesel production facility or acquire a new facility.

We have established cooperation relationships with two pre-processing factories for oil extraction from non-edible oil seeds or oil plant seeds.

Sales and Marketing

We continue to leverage our distribution infrastructure to sell our biodiesel to existing customers and to acquire new customers. The main advantages of biodiesel over petro-diesel are pricing, efficiency, safety (due to a higher flash point) and the fact that biodiesel is environmentally friendly. Our targeted markets are power plants, marine transportation companies, seaport operations and other industrial customers which consume large volumes of diesel fuel.

Customers

We primarily target oil product trading companies in China (i.e., sales subsidiaries of SINOPEC and PetroChina) and end users (i.e., gas stations, electric power companies and shipping companies) as our customers. Approximately 20% of the biodiesel we produce is blended with petro-diesel and sold to next tier oil distributors and gas stations. The remaining 80% is sold to power plants and marine transportation companies. We do not believe that our sales are affected by seasonality.

Competition

Currently, we are the only non-state owned biodiesel producer with a distribution license in China. We may face significant competition from current and future companies that intend to compete in the biodiesel market. In the area of biodiesel fuel production, we are not aware of the existence of any significant competitors in Shaanxi Province. However, we face competition from companies in other geographic areas in China and foreign competitors that export their biodiesel to China.

We believe that we have the following advantages over our competitors in this market:

•	Stable supply of feedstock. We have a stable source of various types of feedstock for biodiesel production, such as Chinese pistache and Chinese prickly ash. Some local governments have agreed to first offer their feedstock to us. We have also entered into agreements with four Xi’an City EPA-designated waste cooking oil processing companies to secure needed waste cooking oil at favorable prices.
•	Production capacity. We estimate that the production output of biodiesel in China will be approximately 800,000 tons in 2010. Gushan Environmental Energy and our company are currently the only two companies in China with annual production capacity of at least 100,000 tons. We plan to increase our biodiesel production capacity by 50,000 tons through construction of a new facility prior to the end of 2010. To that end we began construction to increase capacity during the fourth quarter of 2009.
•	Stable distribution channels. We have established sales networks and channels and strong industrial relationships with our customers. Under the Measures on the Administration of the Finished Oil Market , only companies that obtain a Finished Oil Wholesale Distribution License are permitted to distribute biodiesel on a wholesale basis. Because Xi’an Baorun Industrial has a Finished Oil Wholesale Distribution License, we are able to produce and distribute biodiesel on a wholesale basis while other biodiesel producers must rely on distributors that have obtained Finished Oil Wholesale Distribution Licenses to distribute their products. Since biodiesel and petro-diesel share the same market, we can distribute our biodiesel through our existing distribution channels to reduce costs.

Operation of Retail Gas Stations

We sell all grades of gasoline and diesel at our twelve retail gas stations. Our customers include automobile, bus and truck drivers. Our competitors are other privately owned and state-owned gas stations. Our advantages are that (i) as a well-established finished oil distributor, we have a stable and sufficient oil supply to support our retail gas station operations at a higher margin; (ii) we sell blended diesel with a blending ratio of 15.0% of biodiesel and 85.0% of petro-diesel to end customers at the same price as petro-diesel, which provides us with additional profitability from our retail gas station operations, and (iii) we maintain competitive pricing to attract customers. We will seek to continue to expand our retail gas station portfolio.

Other Business Information

Research and Development

•	On December 18, 2005, we entered into an agreement with Xi’an Petroleum University for the technology transfer of operating processes for blending finished oil products, related chemical formula and related composition. The contract is valid for ten years.
•	On February 20, 2006, we entered into an agreement with Xi’an Petroleum University for research and development of biodiesel production. We own the patent for any biodiesel production technology that results from this arrangement.

•	On September 4, 2006, we entered into an agreement with Beijing Qingda Kema Technology Co., Ltd. for research and development of biodiesel production processes, chemical composition of catalyst, and transfer of technical know-how to us.
•	On January 4, 2007, we entered into an agreement with Northwest A & F University for research and development and technical assistance for improvement of processing raw materials, including waste cooking oil, non-edible seed oil and cooking oil residue, for biodiesel production.

We own three utility model patents and have submitted eight other patent applications, of which six invention patent applications have passed preliminary examination and two utility model patent applications have been accepted for review. In practice, we propose the subject matter to be researched and pursuant to these agreements we entrust our research and development partners to perform the research and analysis and provide advanced technology services. We incurred approximately $55,000 and $38,000 in research and development expenditures for 2008 and 2009, respectively.

Intellectual Property

Our core technologies consist of: (i) know-how technologies to improve the quality of finished oil and heavy oil products, and (ii) three utility model patents related to biodiesel production. We do not have patent protection for our know-how technologies and our eight patent applications are pending approval from the SIPO.

Between 2006 and 2009, we filed the following 11 patent applications listed below with the SIPO, all of which are related to our biodiesel production. The SIPO has approved the first three applications for utility model patents, allowed the next six invention patent applications to pass preliminary examination and accepted the remaining two utility model patent applications for review.

•	Application No. 200820221671.0 for a new gas-liquid distributor of material filling tower
•	Application No. 200620137855.X for a new reaction vessel for preparing biodiesel and composite diesel
•	Application No. 200620137854.5 for a new reaction equipment for preparing biodiesel
•	Application No. 200610152508.9 for a biodiesel processing technique
•	Application No. 200610152506.X for a new composite catalyst for preparing biodiesel
•	Application No. 200610152507.4 for a new technology for processing biodiesel with catalyst or splitting decomposition in liquid or gas face
•	Application No. 200810017853.0 for a new technique for disposing biodiesel esterification reaction equipment with inert metal lead
•	Application No. 200810017849.4 for a new method for preparing biodiesel with supercritical technology
•	Application No. 20081001784.8 for a new technique for producing biodiesel and its byproducts with molecular distillation
•	Application No. 200820028705.4 for an anti-corrosion device for biodiesel esterification reaction
•	Application No. 200820221682.9 for a new kind of material filling tower.

We have patent protection for each of our utility model patents for a period of ten years from the date of filing. If our invention patents are approved, they will be valid for a period of 20 years from the date of filing. Upon expiration, the renewal process requires us to re-apply for patent protection.

We developed technologies for the production of biodiesel jointly with the Xi’an Petroleum University and Northwest A & F University. We developed our proprietary technology for the production of biodiesel jointly with Beijing Qingda Kema Technology Co., Ltd. and we were permitted to use this technology under a contract dated September 4, 2006. We have the right to use the oil mixing technology developed by Xi’an Petroleum University for ten years under a contract entered into on December 18, 2005.

Insurance

We maintain property insurance for some of our premises and accidental liability insurance. We do not have any business liability, interruption or litigation insurance coverage for our operations in China. Although it is available, insurance companies in China offer limited business insurance products. We have determined that the risks of interruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to purchase such insurance. Therefore, we are subject to business and product liability exposure. Business or product liability claims or potential regulatory actions could materially and adversely affect our business and financial condition. We maintain director and officer liability insurance for our directors and executive officers.

Environmental Matters

We believe that we are in compliance with present environmental protection requirements in all material respects. Our production processes generate noise, waste water, gaseous wastes and other industrial wastes. We have installed various types of anti-pollution equipment in our facilities to reduce, treat, and where feasible, recycle the wastes generated in our production process. Our operations are subject to regulation and periodic monitoring by local environmental protection authorities.

Employees

As of December 31, 2009, we had 229 full-time employees. Among them, 69 of our employees worked at our Xi’an headquarters; 53 at our biodiesel production facility in Tongchuan City; 35 at our oil storage depots and 72 at our retail gas stations;. We believe we have good relationships with our employees.

Our History and Corporate Structure

The following diagram illustrates our corporate structure.

Company History

We were incorporated in the State of Delaware in July 1998 under the corporate name “A.M.S. Marketing, Inc.” and in October 2003, we changed our name to “International Imaging Systems, Inc.” Until January 2007, we were engaged in the business of marketing pre-owned, brand name photocopy machines and employee leasing. We then began to pursue an acquisition strategy to acquire an undervalued business that demonstrated room for growth.

We acquired Baorun China Group Limited, or Baorun Group, pursuant to a Share Exchange Agreement, dated October 23, 2007 with Baorun Group, Redsky Group and Princeton Capital Group LLP, or Princeton Capital Group, Castle Bison, Inc. and Stallion Ventures, LLC. Together, Redsky Group and Princeton Capital Group owned shares constituting 100% of the issued and outstanding ordinary shares of Baorun Group. Pursuant to the terms of the Share Exchange Agreement, Redsky Group and Princeton Capital Group

transferred to us all of their shares in Baorun Group in exchange for the issuance of 22,454,545 shares of our common stock to Redsky Group and 1,500,000 shares of our common stock to Princeton Capital Group. As a result of this share exchange, Baorun Group became our wholly owned subsidiary, and Redsky Group and Princeton Capital Group acquired an aggregate of approximately 94.11% of our common stock.

On November 15, 2007, through a merger of a wholly owned subsidiary, China Bio Energy Holding Group Co., Ltd., our corporate name was changed from “International Imaging Systems, Inc.” to “China Bio Energy Holding Group Co., Ltd.” On September 17, 2009, we changed our name to “China Integrated Energy, Inc.”

Corporate Structure

We are engaged in three business segments: (1) the wholesale distribution of finished oil and heavy oil products; (2) the production and sale of biodiesel; and (3) the operation of retail gas stations. We operate our business through certain contractual agreements between Redsky Industrial and Xi’an Baorun Industrial. Redsky Industrial is our indirect wholly owned subsidiary that is a registered wholly foreign owned enterprise in the PRC. Xi’an Baorun Industrial is based in Xi’an, Shaanxi Province, and owned by three Chinese citizens, including our chairman, chief executive officer and president, Mr. Xincheng Gao, who owns a 70% equity interest in Xi’an Baorun Industrial.

Contractual Agreements with Xi’an Baorun Industrial

We do not own any equity interest in Xi’an Baorun Industrial. In order to meet domestic ownership requirements under PRC law, which restricts foreign companies from operating in the finished oil and biodiesel industry, Redsky Industrial executed a series of exclusive contractual agreements with Xi’an Baorun Industrial, which allow us, among other things, to secure significant rights to influence Xi’an Baorun Industrial’s business operations, policies and management, to approve all matters requiring stockholder approvals, and give us the right to include 100% of the annual net income earned by Xi’an Baorun Industrial as part of our consolidated financial statements. In addition, to ensure that Xi’an Baorun Industrial and its stockholders perform their obligations under these contractual arrangements, the stockholders have pledged to Redsky Industrial all of their equity interests in Xi’an Baorun Industrial. If and when the current restrictions under PRC law on foreign ownership of Chinese companies engaging in the finished oil and biodiesel industry in China are lifted, Redsky Industrial may exercise its option to purchase the equity interests in Xi’an Baorun Industrial directly.

Since Baorun Group owns Redsky Industrial, which effectively controls Xi’an Baorun Industrial, Xi’an Baorun Industrial is deemed a subsidiary of Baorun Group, which is our legal subsidiary. Based on Xi’an Baorun Industrial’s contractual relationship with Redsky Industrial as set forth in the Exclusive Business Cooperation Agreement (as described below), we have determined that Xi’an Baorun Industrial should be deemed to be our VIE in accordance with FASB Interpretations — FIN 46(R): Consolidation of Variable Interest Entities (as amended) (FIN 46(R)). Under FIN 46(R), Xi’an Baorun Industrial is to be presented as our consolidated subsidiary.

The contractual agreements Redsky Industrial entered into with Xi’an Baorun Industrial and its stockholders include the following:

Exclusive Business Cooperation Agreement

Pursuant to an Exclusive Business Cooperation Agreement entered into between Redsky Industrial and Xi’an Baorun Industrial on October 19, 2007, as amended on March 24, 2008, Redsky Industrial has the exclusive right to provide complete technical support, business support and related consulting services, which include, among others, technical services, business consultations, equipment or property leasing, marketing consultancy and product research. Xi’an Baorun Industrial has agreed to pay the service fee on a monthly basis to Redsky Industrial equal to 100% of the monthly net income of Xi’an Baorun Industrial. This agreement is subject to renewal at the option of both Redsky Industrial and Xi’an Baorun Industrial. Redsky Industrial has the right to early termination of this agreement for any reason upon a 30 days’ prior written notice. Xi’an Baorun Industrial only has the right to early termination of this agreement in the event of the gross negligence of, or fraudulent acts by Redsky Industrial.

Exclusive Option Agreements

Under the Exclusive Option Agreements dated October 19, 2007 entered into among Redsky Industrial, each of the three stockholders of Xi’an Baorun Industrial and Xi’an Baorun Industrial, the stockholders of Xi’an Baorun Industrial have irrevocably granted to Redsky Industrial or its designated person, an exclusive option to purchase, to the extent permitted by PRC law, a portion or all of their respective equity interests in Xi’an Baorun Industrial for a purchase price either to be designated by Redsky Industrial or to be determined based on the evaluation of the equity interests required by PRC law. Redsky Industrial or its designated person has the sole discretion to decide when to exercise the option, whether in part or in full. Each of these agreements has a ten-year term, subject to renewal at Redsky Industrial’s election.

Equity Pledge Agreements

Under the Equity Pledge Agreements dated October 19, 2007, entered into among Redsky Industrial, Xi’an Baorun Industrial and each of the three stockholders of Xi’an Baorun Industrial, the stockholders of Xi’an Baorun Industrial have pledged their equity interests in Xi’an Baorun Industrial to guarantee Xi’an Baorun Industrial’s performance of its obligations under the Exclusive Business Cooperation Agreement. If Xi’an Baorun Industrial fails to perform its payment obligations under the Exclusive Business Cooperation Agreement, or if Xi’an Baorun Industrial or any of its stockholders breaches his/her respective contractual obligations under the agreement, or upon the occurrence of an event of default, Redsky Industrial is entitled to certain rights, including the right to dispose of the pledged equity interests. The stockholders of Xi’an Baorun Industrial have agreed not to dispose of the pledged equity interests or take any actions that would prejudice Redsky Industrial’s interests. Each of the Equity Pledge Agreements will be valid until all the payments due under the Exclusive Business Cooperation Agreement have been paid by Xi’an Baorun Industrial and Xi’an Baorun Industrial no longer has any obligations under the Exclusive Business Cooperation Agreement. Since the Exclusive Business Cooperation Agreement may be renewed at Redsky Industrial’s option, the equity pledge will remain in effect with each such renewal of the Exclusive Business Cooperation Agreement, and until all payments due under the Exclusive Business Cooperation are paid in full by Xi’an Baorun Industrial.

Irrevocable Powers of Attorney

Under the irrevocable powers of attorney, each of the three stockholders of Xi’an Baorun Industrial has granted to Redsky Industrial the power to exercise all voting rights of such stockholder in stockholders’ meetings, including, but not limited to, the power to determine the sale, pledge or transfer of, or otherwise dispose of all or part of such stockholder’s equity interests in, and to appoint and elect the directors, the legal representative (chairperson), chief executive officer and other senior management of Xi’an Baorun Industrial.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to a particular offering of securities will contain a discussion of the risks applicable to an investment in the Company and to the particular types of securities that we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and the risks described in our Annual Report on Form 10-K and any updates to our risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus or any accompanying prospectus supplement, including the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should”, “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors described herein and those included in any accompanying prospectus supplement or in any document incorporated by reference into this prospectus.

You should read this prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, any accompanying prospectus supplement and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include, but is not limited to, working capital, capital expenditures, research and development expenditures and acquisitions of new technologies or businesses. The precise amount, use and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other capital. Additional information on the use of net proceeds from an offering of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

We will not receive any portion of the net proceeds by the Selling Stockholder from the sale of its shares.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2005	2006	2007	2008	2009
Ratio of Earnings to Fixed Charges	20.7	27.5	32.9	14.2	18.6

DESCRIPTIONS OF THE SECURITIES WE MAY OFFER

The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplement, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to a particular offering the specific terms of the securities offered by that prospectus supplement. We will indicate in the applicable prospectus supplement if the terms of the securities differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, material United States federal income tax considerations relating to the securities.

We may sell from time to time, in one or more offerings:

•	shares of our common stock;
•	shares of our preferred stock;
•	debt securities, in one or more series;
•	warrants to purchase any of the securities listed above; and/or
•	units consisting of one or more of the foregoing.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

Capital Stock

General

The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus but is not complete. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation, as may be amended from time to time, any certificates of designation for our preferred stock, and our bylaws, as amended from time to time. The Delaware General Corporation Law may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the specific terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

As of March 31 2010, our authorized capital stock consisted of 89,000,000 shares, consisting of 79,000,000 shares of common stock par value $.0001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share of which 1,000,000 shares have been designated as Series A Preferred Stock, and 7,000,000 shares have been designated as Series B Preferred Stock. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors will not seek stockholder approval for the issuance and sale of our common stock or preferred stock.

Common Stock

As of March 31, 2010, there were 33,569,091 shares of common stock issued and outstanding. Each holder of shares of common stock is entitled to one vote per share at stockholders’ meetings.

Dividend Rights

Subject to the rights of the holders of preferred stock, as discussed below, the holders of outstanding common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Board of Directors may determine.

Voting Rights

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, as amended and restated. Any action other than the election of directors shall be authorized by a majority of the votes cast, except where the Delaware General Corporation Law prescribes a different percentage of votes and/or exercise of voting power.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and shares of our common stock are not convertible or redeemable.

Right to Receive Liquidation Distributions

Subject to the rights of the holders of preferred stock, as discussed below, upon our dissolution, liquidation or winding-up, our assets legally available for distribution to our stockholders are distributable ratably among the holders of common stock.

Preferred Stock

We have 10,000,000 authorized shares of preferred stock par value $0.001 per share, of which 1,000,000 shares are designated as series A preferred stock and are issued and outstanding as of the date of this prospectus; and of which 7,000,000 shares are designated as series B preferred stock, of which 2,115,753 shares are issued and outstanding as of March 31, 2010.

Our board of directors may also divide the shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by our board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common stock and could dilute the voting rights of the holders of our common stock. Once designated by our board of directors, each series of preferred stock will have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include our certificate of incorporation, as amended, and any certificates of designation that our board of directors may adopt. Prior to the issuance of shares of each series of preferred stock, the board of directors is required by the Delaware General Corporation Law and our certificate of incorporation to adopt resolutions and file a certificate of designations with the Secretary of State of the State of Delaware. The certificate of designations fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

•	the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the board of directors;
•	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;
•	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;
•	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors may determine;
•	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;
•	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

•	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;
•	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and
•	any other relative rights, preferences and limitations of that series.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any.

Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Options/Warrants

As of March 31, 2010, we had outstanding options to purchase a total of 2,852,000shares of our Common Stock, and outstanding warrants to purchase a total of 4,007,273 shares of our Common Stock.

Warrants

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and any related warrant agreement and warrant certificate. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the specific terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.

General

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States. We may also choose to act as our own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;
•	in the case of warrants to purchase common stock or preferred stock, the number or amount of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which and currency in which these shares may be purchased upon such exercise;
•	the manner of exercise of the warrants, including any cashless exercise rights;

•	the warrant agreement under which the warrants will be issued;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
•	anti-dilution provisions of the warrants, if any;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire or, if the warrants are not continuously exercisable during that period, the specific date or dates on which the warrants will be exercisable;
•	the manner in which the warrant agreement and warrants may be modified;
•	the identities of the warrant agent and any calculation or other agent for the warrants;
•	federal income tax consequences of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants;
•	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed or quoted; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or
•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. eastern time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required exercise price by the methods provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate, and in the applicable prospectus supplement, the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants.

Enforceability of Rights By Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action the holder’s right to exercise, and receive the securities purchasable upon exercise of, its warrants in accordance with their terms.

Warrant Agreement Will Not Be Qualified Under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Governing Law

Each warrant agreement and any warrants issued under the warrant agreements will be governed by New York law.

Calculation Agent

Any calculations relating to warrants may be made by a calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular warrant will name the institution that we have appointed to act as the calculation agent for that warrant as of the original issue date for that warrant, if any. We may appoint a different institution to serve as calculation agent from time to time after the original issue date without the consent or notification of the holders. The calculation agent’s determination of any amount of money payable or securities deliverable with respect to a warrant will be final and binding in the absence of manifest error.

Debt Securities

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below. As of the date of this prospectus, we have no outstanding registered debt securities.

We will issue senior notes under a senior indenture, which we will enter into with the trustee to be named in the senior indenture. We will issue subordinated notes under a subordinated indenture, which we will enter into with the trustee to be named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior and the subordinated indentures are identical.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement. The prospectus supplement will set forth:

•	the title;
•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;
•	any limit on the amount that may be issued;
•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;
•	the maturity date;
•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a U.S. person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;
•	the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;
•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
•	the terms of the subordination of any series of subordinated debt;
•	the place where payments will be payable;
•	restrictions on transfer, sale or other assignment, if any;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•	the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;
•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;
•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to, among other things,:
•	incur additional indebtedness;
•	issue additional securities;
•	create liens;
•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;
•	redeem capital stock;
•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;
•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;
•	enter into sale-leaseback transactions;
•	engage in transactions with stockholders and affiliates;
•	issue or sell stock of our subsidiaries; or
•	effect a consolidation or merger;
•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;
•	a discussion of any material or special U.S. federal income tax considerations applicable to the debt securities;
•	information describing any book-entry features;
•	provisions for a sinking fund purchase or other analogous fund, if any;
•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;
•	the procedures for any auction and remarketing, if any;
•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
•	if other than dollars, the currency in which the series of debt securities will be denominated; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms that may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or the acquirer of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures in the forms initially filed as exhibits to the registration statement with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, sinking fund payment or premium, if any, when due and payable and the time for payment has not been extended or delayed;
•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and
•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
•	subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;
•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and
•	the debenture trustee does not institute the proceeding and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;
•	to comply with the provisions described above under “ — Consolidation, Merger or Sale”;
•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;
•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;
•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;
•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities or any series, as set forth in the indenture;
•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “ — General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;
•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or
•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or
•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except that the following obligations survive until the maturity date or the redemption date:

•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;
•	hold monies for payment in trust; and
•	appoint any successor trustee;

and the following obligations survive the maturity date or the redemption date:

•	recover excess money held by the debenture trustee; and
•	compensate and indemnify the debenture trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, known as DTC, or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or
•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness that we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

Units

We may issue units comprised of one or more of the other securities described in this prospectus or in any prospectus supplement in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any unit agreement under which the units will be issued;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	whether the units will be issued in fully registered or global form.

SELLING STOCKHOLDER

We are registering shares currently owned by the Selling Stockholder listed below to be sold under this prospectus.

The following table sets forth the name of the Selling Stockholder, the number of shares of common stock owned by the Selling Stockholder immediately prior to the date of this prospectus and the number of shares to be offered by the Selling Stockholder pursuant to this prospectus. Percentage of beneficial ownership before this offering is based on 33,569,691 shares of our common stock outstanding as of March 31, 2010. Beneficial ownership is based on information furnished by the Selling Stockholder.

The Selling Stockholder is the holder of a majority of the shares of our common stock currently outstanding. The sole director, officer and stockholder of the Selling Stockholder is Mr. Xincheng Gao, our chairman and chief executive officer. The Selling Stockholder is not a broker dealer, or an affiliate of a broker dealer.

We acquired Baorun China Group, our wholly owned Hong Kong subsidiary, pursuant to a Share Exchange Agreement, dated October 23, 2007, with Baorun China Group, Redsky Group, Princeton Capital Group LLP, Castle Bison, Inc. and Stallion Ventures, LLC. Together, Redsky Group and Princeton Capital Group owned shares constituting 100% of the issued and outstanding ordinary shares of Baorun China Group. Pursuant to the terms of the Share Exchange Agreement, Redsky Group and Princeton Capital Group transferred to us all of their shares in Baorun China Group in exchange for the issuance of 22,454,545 shares of our common stock to Redsky Group and 1,500,000 shares of our common stock to Princeton Capital Group. Of the 22,454,545 shares of common stock acquired by Redsky Group, Redsky Group is registering 1,000,000 shares.

	Beneficial Ownership Before Offering(1)		Number of Shares Offered	Beneficial Ownership After Offering
Selling Stockholder	Number	Percentage		Number	Percentage
Redsky Group Limited(2)	21,967,345	65.4%	1,000,000	20,967,345	62.5%

(1)	Beneficial ownership and percentage ownership are determined in accordance with the rules of the Securities and Exchange Commission. In calculating the number of shares beneficially owned and the percentage ownership of a Selling Stockholders, shares underlying options held by the Selling Stockholders that are either currently exercisable or exercisable within 60 days from March 31, 2010 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other Selling Stockholders.
(2)	Includes 30,000 shares issuable underlying currently exercisable options. Mr. Xincheng Gao is the sole director, officer and stockholder of Redsky Group Limited and has sole voting and dispositive power over the shares owned by Redsky Group Limited.

PLAN OF DISTRIBUTION

We and the Selling Stockholder may sell the securities being offered pursuant to this prospectus to or through underwriters, through dealers, through agents, or directly to one or more purchasers or through a combination of these methods. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the name or names of any underwriters, if, and if required, any dealers or agents;
•	the purchase price of the securities and the proceeds we will receive from the sale;
•	any underwriting discounts and other items constituting underwriters’ compensation;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchange or market on which the securities may be listed or traded.

We and the Selling Stockholder may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;
•	market prices prevailing at the time of sale;
•	prices related to such prevailing market prices; or
•	negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in an offering, we and the Selling Stockholder will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities, if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.

If we and the Selling Stockholder use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

We and the Selling Stockholder may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions payable for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us, the Selling Stockholder or from purchasers of the securities for whom they act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly for the purpose of resale or distribution, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

We and the Selling Stockholder may provide agents, underwriters and other purchasers with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or other purchasers may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

To facilitate the public offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Unless otherwise specified in the applicable prospectus supplement, any common stock sold pursuant to a prospectus supplement will be eligible for listing on The NASDAQ Capital Market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In order to comply with the securities laws of some states, if applicable, the securities offered pursuant to this prospectus will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

LITIGATION

We may be subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to any legal proceedings. We are also not aware of any legal proceeding, investigation or claim, or other legal exposure that could have a material adverse effect on our business, financial condition or results of operations.

LEGAL MATTERS

Certain legal matters governed by the laws of the State of New York and of Delaware with respect to the validity of the offered securities will be passed upon for us by Loeb & Loeb LLP, New York, New York.

EXPERTS

The consolidated balance sheets of China Integrated Energy, Inc. and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for the years then ended are incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Sherb & Co., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o China Integrated Energy, Inc., at the Company’s office located at Dongxin Century Square, 7th Floor, Hi-Tech Development District, Xi’an, Shaanxi Province, People’s Republic of China 710043. The Company’s telephone number is +86-29-8268-3920.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.bioaobo.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room
100 F Street N.E.
Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009;
•	Current Reports on Form 8-K, filed on January 28, 2010 and February 2, 2010; and
•	The description of our Common Stock set forth in our Registration Statement on Form 8-A (Registration No. 001-34390) filed with the SEC on June 24, 2009, including any amendments thereto or reports filed for the purpose of updating such description.

All documents subsequently filed with the Securities and Exchange Commission by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the filing of this registration statement (other than current reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K), prior to the termination of this offering, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

3,453,572 Shares of Common Stock
1,726,786 Warrants to Purchase up to 1,726,786 Shares of Common Stock

China Integrated Energy, Inc.

Common Stock
Warrants

PROSPECTUS SUPPLEMENT

Placement Agent

Rodman & Renshaw, LLC